UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report:  October 16, 2012

(Date of earliest event reported)

THE KROGER CO.

(Exact name of registrant as specified in its charter)

An Ohio Corporation	No. 1-303	31-0345740
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1014 Vine Street

Cincinnati, OH  45202

(Address of principal executive offices)

Registrant’s telephone number:  (513) 762-4000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 7 — Regulation FD

Item 7.01                Regulation FD Disclosure.

In connection with its Investor Conference held on October 16, 2012, The Kroger Co. provides, and files herewith, the following current quarter update and updated guidance regarding its growth strategy, and reconfirms 2012 annual guidance:

Current quarter update:

Same store sales and tonnage trends for the third quarter are slightly higher now than when we made our second quarter earnings release on September 7, 2012.  This level of sales and tonnage was contemplated when we raised our earnings per share guidance at that time.  As a result, we reconfirm for fiscal 2012 our identical sales guidance of approximately 3.0 to 3.5% and EPS guidance of $2.35 to $2.42.

2012 Guidance:

Identical supermarket sales growth (excluding fuel sales)	Approximately 3.0% to 3.5%. This includes the expected effect on sales from prescription drugs coming off patent. Kroger expects to achieve in the upper end of the range.

Net earnings per diluted share	$2.35 to $2.42. Kroger expects to achieve in the upper end of the range.

Non-fuel FIFO operating profit margin	We expect full-year FIFO operating margin rate in 2012, excluding fuel, to expand slightly compared to fiscal 2011 results.

Capital expenditures

$1.9 to $2.2 billion, excluding acquisitions and purchases of leased property.  These capital projects include approximately 40 to 50 major projects covering new stores, expansions and relocations, and 125 to 140 remodels, and other investments including technology and infrastructure to support our Customer 1st business strategy.

Supermarket square footage growth	Approximately 1.5% before acquisitions and operational closings

Expected tax rate	Approximately 36% for the two remaining quarters of 2012, excluding the resolution of any tax issues

LIFO	$140 to $190 million

Pension Contributions/ Expenses

Company-sponsored pension plans

We expect 2012 expense to be approximately $90 million.  We expect to make cash contributions in 2012 of approximately $75 million.

401(k) plan

For 2012, we expect a slight increase in our cash contributions and expense compared to 2011.

Multi-employer plans

In 2012, we expect to contribute approximately $240 million to multi-employer pension funds.

Labor

In 2012, we will negotiate agreements with the UFCW for store associates in Memphis, Indianapolis, Nashville and Portland.  We will also negotiate an agreement for associates in our Delaware, Ohio distribution facility. Negotiations this year will be challenging as we must have competitive cost structures in each market while meeting our associates’ needs for good wages and affordable health care.  Also, we must address the underfunding of Taft-Hartley pension plans.

Growth Strategy:

To support its growth strategy, Kroger expects to increase capital spending by an incremental $200 million annually and increase return on invested capital.  Kroger raised its long term, fully-diluted earnings per share growth target from 6 to 8 percent to 8 to 11 percent, plus a current dividend of 2.5%.  Kroger will continue to use its strong free cash flow to deliver shareholder value through actions such as our recent 30% dividend increase and the continuation of our substantial share repurchase program.  Since reinstating dividends in 2006, Kroger has increased the dividend each year and expects to continue to do so, while achieving a leverage ratio that will permit it to maintain its current debt rating.

Our ability to increase return on invested capital, achieve identical supermarket sales and earnings growth and earnings per share goals, as well as the timing that those earnings occur within the year, may be affected by: labor disputes, particularly as the Company seeks to manage health care and pension costs; industry consolidation; pricing and promotional activities of existing and new competitors, including nontraditional competitors, the aggressiveness of competition, and our response to these activities; unexpected changes in product costs; the state of the economy, including interest rates and the inflationary and deflationary trends in certain commodities; the success of our Customer 1st Strategy; the extent to which our customers exercise caution in their purchasing behavior in response to economic conditions as well as rising fuel and food prices; the number of shares outstanding; the success of our future growth plans; goodwill impairment; changes in government funded benefit programs; volatility in our fuel margins; increased fuel costs and the effect those increases have on consumer spending; the effect of prescription drugs going off patent has on our  sales and earnings; our expectations regarding our ability to continue to obtain additional pharmacy  sales from third party payors such as Express Scripts; and our ability to generate sales at desirable margins, as well as the success of our programs designed to increase our identical sales without fuel.  In addition, any delays in opening new stores, failure to achieve tonnage growth, or changes in the economic climate, could cause us to fall short of our sales and earnings targets.  Our ability to increase identical supermarket sales, also could be adversely affected by increased competition, and sales shifts to other stores that we operate, as well as increases in sales of our corporate brand products, and the effect that increased numbers of generic pharmaceuticals, which generally carry lower retail prices than brands, have on our sales.  Earnings and sales also may be affected by adverse weather conditions, particularly to the extent that hurricanes, tornadoes, floods, and other conditions disrupt our operations or those of our suppliers; create shortages in the availability or increases in the cost of products that we sell in our stores or materials and ingredients we use in our manufacturing facilities; or raise the cost of supplying energy to our various operations, including the cost of transportation; and the benefits that we receive from the consolidation of the UFCW pension plans.  Our guidance for LIFO is based on our forecast of cost changes for products in our inventory. Our estimate of product cost changes could be affected by general economic conditions, weather, availability of raw materials and ingredients in the products that we sell and their packaging, and other factors beyond our control. Our non-fuel FIFO operating margin guidance could change if we are unable to pass on any cost increases, if our strategies fail to deliver the cost savings contemplated, or if changes in the cost of our inventory and the timing of those changes differ from our expectations.  Our LIFO charge and the timing of our recognition of LIFO expense will be affected by changes in product costs during the year.  Our earnings per share results also will be affected by our ability to improve our operating results and our ability to repurchase shares under our repurchase program as expected.  Our capital expenditures, our plan to increase capital expenditures, and the number of projects that we complete, could vary from our expectations if we are unsuccessful in acquiring suitable sites for new stores; development costs vary from those budgeted; our logistics and technology or store projects are not completed on budget or within the time frame projected; or if current operating conditions fail to improve, or worsen.  Square footage growth during the year is dependent upon our ability to acquire desirable sites for construction of new facilities, as well as the timing of completion of projects.  Our plans to use cash flow from operations to fund capital expenditures, repurchase shares, pay dividends to shareholders, and maintain our current debt rating will depend on our ability to generate free cash flow and otherwise to have cash on hand, which will be affected by all of the factors identified above, as well as the extent to which funds can be used for those reasons while maintaining our debt rating.   Any change in tax laws, the regulations related thereto, the applicable accounting rules or standards, or the interpretation thereof by federal, state or local authorities could affect our expected tax rate. Should asset values in the multi-employer pension funds deteriorate, if employers withdraw from these funds without providing for their share of the liability, or should our estimates prove to be understated, our contributions and pension expense could increase more than we have anticipated. Likewise, if health care expenses continue to grow at a faster pace than expected, our incremental cost for those expenses will exceed our expectations.  The actual amount of cash contributions to our 401(k) Retirement Savings Account Plan will depend on the number of employees who participate and the level of their participation.  Long term earnings per share growth and total shareholder return, and our ability to reward shareholders through increased earnings per share,  quarterly dividends, and share repurchases, will be affected by all of the factors identified  above, as well as the ability for the company to pay dividends from free cash flow as contemplated.  Our ability to expand non-fuel FIFO operating margin slightly compared to 2011 could be affected by all of the factors outlined above that could cause us to fail to achieve our expected earnings and earnings per share growth.

Section 9 — Financial Statements and Exhibits

Item 9.01                Financial Statements and Exhibits.

(d)    Exhibits.

99.1                Press release dated October 16, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE KROGER CO.

October 16, 2012	By:	/s/ Paul Heldman
Paul Heldman
Executive Vice President,
Secretary and General Counsel

EXHIBIT INDEX

Exhibit No.	Exhibit

99.1	Press release dated October 16, 2012.